UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CSP INC.
(Name of Registrant as Specified In Its Charter)

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CSP INC.

January 3, 2014

Dear Stockholders:
You are cordially invited to attend the 2014 Annual Meeting of Stockholders of CSP Inc. Our Annual Meeting will be held on Tuesday, February 11, 2014, at 9:00 a.m. local time at our MODCOMP Inc. office located at 1500 S. Powerline Road Deerfield Beach, Florida 33442.
We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2014 Annual Meeting of Stockholders and proxy statement.
Your vote is very important to us, regardless of the number of shares that you own. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to make sure your shares are represented at the meeting. To simplify this process, your vote may be cast over the Internet, by telephone or by mail.
We look forward to seeing you at the Annual Meeting.

Sincerely,
Victor Dellovo
Chief Executive Officer
CSP INC.

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, February 11, 2014
Time:	9:00 a.m. local time
Place:	Modcomp Inc. Executive Offices
1500 S. Powerline Road
Deerfield Beach, Florida 33442
At the Annual Meeting you will be asked to:

1.	elect the management nominees named in the proxy statement to the Board of Directors as directors;

2.	approve and adopt the CSP Inc. 2014 Employee Stock Purchase Plan;

3.	consider an advisory vote to approve executive compensation;

4.	ratify the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors for fiscal year 2014; and

5.	transact such other business as may properly come before the meeting or any adjournment thereof.

By order of the Board of Directors,

Gary W. Levine
Secretary
Billerica, Massachusetts
January 3, 2014
YOUR VOTE IS IMPORTANT
TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING WHETHER OR NOT YOU ATTEND, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTE YOUR PROXY OVER THE INTERNET OR TELEPHONE AS PROMPTLY AS POSSIBLE.
ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE, YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on February 11, 2014.  The notice of Annual Meeting, proxy statement, proxy card and 2013 Annual Report on Form 10-K are also available at www.proxyvote.com

CSP INC.
(A Massachusetts Corporation)

PROXY STATEMENT

Annual Meeting of Stockholders
February 11, 2014

Employment Agreements and Arrangements	14
Change of Control Agreements	14
Outstanding Equity Awards at 2013 Fiscal Year-End	16
PROPOSAL TWO: APPROVE AND ADOPT THE CSP INC. 2014 EMPLOYEE STOCK PURCHASE PLAN	17
PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION	20
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders	21
Section 16(a) Beneficial Ownership Reporting Compliance	22
INFORMATION ABOUT OUR AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	23
Audit Committee Report	23
Our Independent Registered Public Accounting Firm	24
Fees for Professional Services	24
Pre-Approval Policies and Procedures	24
Whistleblower Procedures	24
PROPOSAL FOUR: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS	25
OTHER MATTERS	25
Other Business	25
Stockholder Proposals for 2015 Annual Meeting	25
SOLICITATION	25
EXHIBIT A: CSP INC. 2014 EMPLOYEE STOCK PURCHASE PLAN

INFORMATION CONCERNING THE PROXY MATERIALS AND THE ANNUAL MEETING
Our Board of Directors is soliciting proxies to be voted at the 2014 Annual Meeting of Stockholders to be held on February 11, 2014, which is referred to in this proxy statement as the Annual Meeting. Your vote is very important. For this reason, our Board is requesting that you permit your common stock to be represented at the Annual Meeting by the persons named as proxies for the Annual Meeting. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.
Our principal executive offices are located at 43 Manning Road, Billerica, Massachusetts 01821. Our main telephone number is (978) 663-7598. In this proxy statement, CSP Inc. is sometimes referred to as the Company or CSPI.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on February 11, 2014.
Pursuant to the rules adopted by the Securities and Exchange Commission, which is referred to in this proxy statement as the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of Annual Meeting, proxy card and our 2013 Annual Report on Form 10-K, and by notifying you of the availability of our proxy materials on the Internet. The notice of Annual Meeting, proxy statement, proxy card and 2013 Annual Report on Form 10-K are also available at www.proxyvote.com. In accordance with SEC rules, the materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors.
We are mailing this proxy statement and the enclosed form of proxy to stockholders on or about January 6, 2014.
QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING
Where and when is the Annual Meeting of Stockholders?
Our Annual Meeting of stockholders will be held at our subsidiary Modcomp Inc. executive offices, 1500 South Powerline Road, Deerfield Beach, Florida at 9:00 a.m. local time on February 11, 2014.
Who may vote at the Annual Meeting?
You may vote if our records show that you owned your shares on December 18, 2013, which is the record date. At the close of business on the record date, 3,573,751 shares of our common stock were issued and outstanding and eligible to vote. You may cast one vote for each share of common stock held of record by you on the record date on all matters presented.
Why did I receive the proxy materials by e-mail?
You requested that the Company deliver proxy materials to you electronically by e-mail. If you wish to terminate this request, please contact American Stock Transfer & Trust Company, LLC by calling (800) 937-5449 or writing to 6201 15th Avenue, Brooklyn, New York 11219.
What is the difference between holding shares as a stockholder of record and beneficial owner?
Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., you are considered the stockholder of record with respect to those shares, and the proxy materials, including your proxy card, were sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us via the Internet, by telephone or by mail, or to vote in person at the Annual Meeting.
Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares, which are held in “street name,” and the proxy materials, including your proxy card, are being provided to you by your broker, bank or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a proxy from your broker, bank or nominee. Your broker, bank or nominee has sent you a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.
How many votes can be cast by all stockholders?
Each share of our common stock is entitled to one vote. There is no cumulative voting. We had 3,573,751 shares of common stock outstanding and entitled to vote on the record date.
How many votes must be present to hold the Annual Meeting?

We must have a quorum in order to hold the Annual Meeting and conduct business. A majority of our issued and outstanding shares as of the record date constitutes a quorum. Shares are counted if you are present at the Annual Meeting or a proxy card has been properly submitted by you or on your behalf. In general, abstentions are counted as present for the purpose of determining the presence of a quorum at a meeting of stockholders. Proxies received from brokers that express a vote on any matter will also be counted as present, even if they show a broker “non-vote” on any other matter(s). The vote on each matter submitted to stockholders is tabulated separately. American Stock Transfer & Trust Co. will tabulate the votes.
If on the date scheduled for the Annual Meeting a quorum does not exist for purposes of conducting business at the Annual Meeting, the management persons named as proxies in the proxy card will use the discretionary authority granted to them thereby to adjourn the meeting to a future date for purposes of seeking a quorum.
I own my shares in “street name.” Will my broker vote my shares for me?
The ability of brokers to vote your shares for you without instructions from you is governed by Rule 452 of the New York Stock Exchange, which regulates the behavior of brokers who are “member organizations” of the NYSE (without regard to what exchange the shares are traded on). The NYSE has identified 18 specific types of “Broker May Not Vote” matters, also known as non-routine matters. At our Annual Meeting, the election of directors (Proposal One), approval and adoption of our 2014 Employee Stock Purchase Plan (Proposal Two) and the say-on-pay proposal (Proposal Three) are all “Broker May Not Vote” matters, and therefore your broker will not express a vote on those proposals without instructions from you. In cases where the broker is otherwise able to return your proxy card (for example, because your broker receives instructions from you on one such matter but not on others), the broker will submit your proxy card in accordance with your instructions on the matter(s) for which you gave instructions or on which the broker had discretion, and will show other matters as a broker “non-vote.”
Proposal Four, the ratification of the appointment of our independent auditors, is ordinarily a “Broker May Vote,” or routine matter. Your broker may vote in accordance with management's recommendation on a routine matter, without instructions from you.
How many votes are required to elect directors?
Directors are elected by a plurality of the votes cast. This means that the individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected; a nominee does not need to receive a majority to be elected. If you withhold authority to vote with respect to the election of a nominee, your shares will not be voted with respect to that nominee. Your shares will be counted for purposes of determining whether there is a quorum.
How many votes are required to approve and adopt the 2014 Employee Stock Purchase Plan?
To be approved, Proposal Two requires the affirmative vote of the majority of the shares of common stock entitled to vote and present in person or represented by proxy at the Annual Meeting. You may cast a vote “FOR” or “AGAINST” the proposal, or you may abstain. Because approval requires a majority of the votes cast, a vote to abstain is equivalent of a vote “AGAINST” the proposal. A broker “non-vote” will not be counted as a vote cast.
How many votes are required to approve the advisory vote on the compensation paid to the Company’s named executive officers (the “say-on-pay proposal”)?
Approval of the say-on-pay proposal requires the affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting. You may cast a vote either “FOR” or “AGAINST” the say-on-pay proposal, or you may abstain. A vote to abstain is the equivalent of a vote “AGAINST” the proposal. A broker “non-vote” will not be counted as a vote cast. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
How many votes are required to ratify the appointment of the Company’s independent auditors?
Ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors requires the affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting. You may vote either “FOR” or “AGAINST” ratification of the appointment, or you may abstain. A vote to abstain is the equivalent of a vote “AGAINST” the proposal.

How do I vote?
You may vote in one of four ways:

•	Over the Internet

If your shares are registered in your name:  Vote your shares over the Internet by accessing the proxy online voting website at: www.voteproxy.com and following the on-screen instructions. You will need the Company number, account and control numbers that appear on your proxy card when you access the web page.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the Internet by following the voting instructions that you receive from such broker, bank or other nominee.

•	By Telephone

If your shares are registered in your name: Vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-PROXIES (1-800-690-6903) in the United States and from foreign countries using any touch-tone telephone and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the Company number, account and control numbers that appear on your proxy card.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the telephone by following the voting instructions you receive from such broker, bank or other nominee.
•	By Mail
Vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope.
•	In Person
What if I submit my proxy but do not vote for one or more of the proposals?
If you submit your proxy via the Internet, by telephone or by returning your signed proxy card, but do not mark or specify selections, then the shares covered by your proxy will be voted as recommended by the Board of Directors in this proxy statement. If you indicate a choice with respect to any matter to be acted upon on your proxy, the shares you hold will be voted in accordance with your instructions.
If you are a beneficial owner and hold your shares through a broker and do not submit your selections in accordance with the instructions received from your broker, the broker or other nominee will determine if it has discretionary authority to vote on the particular matter. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have discretion to vote such shares on routine matters, but not on non-routine matters.
Can I change or revoke my vote after submitting it?
Yes. After you submit your vote via the Internet, by telephone or by mail, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our corporate secretary specifying such revocation. You may change your vote by timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting if you are a record holder. If you are a beneficial owner and vote your shares through your broker, bank or nominee and have previously given instructions that you wish to change or revoke, you can provide new, later-dated instructions to your broker, bank or nominee to act as you so instruct.
What should I do if only one set of proxy materials for the Annual Meeting are sent and there are multiple CSPI stockholders in my household?
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials and annual reports. This means that only one copy of the proxy materials may have been sent to multiple stockholders in your household. You may promptly obtain an additional copy of the proxy materials and our 2013 Annual Report at no charge by sending a written request to 43 Manning Road, Billerica, Massachusetts 01821 or by calling our Investor Relations department at 978-663-7598. You can also access the proxy materials and annual report online at www.proxyvote.com. If you hold your shares through a bank or other nominee and wish to discontinue householding or to change your householding election, please contact your nominee. If you hold your shares in your own name and wish to discontinue householding or to change your householding election, you may do so by calling (800) 937-5449 or writing to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

Who can attend the Annual Meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend. Each stockholder may also bring guests to the meeting if there is space available.
Where can I find more information?
We file annual, quarterly and current reports, proxy statements, and other information with the SEC. Our common stock is traded on the NASDAQ Global Market (NASDAQ) under the symbol “CSPI.” You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.
Who can help answer my questions?
If you have additional questions about the matters proposed for consideration at the Annual Meeting, you should contact:
CSP Inc.
43 Manning Road
Billerica, MA 01821
Attn: Gary W. Levine, Chief Financial Officer
Phone: (978) 663-7598 ext. 1200
What should I do now?
Carefully read this document and either submit your vote via the Internet or by telephone or, if voting by mail, indicate on the proxy card how you want to vote. If voting by mail, sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. You should submit your vote now even if you expect to attend the Annual Meeting and vote in person. Submitting your vote now will not prevent you from later canceling or revoking your proxy right until the meeting, and will ensure that your shares are voted if you later find you cannot attend the Annual Meeting.
How do I find out the voting results?
Preliminary voting results will be announced at the Annual Meeting, and the final voting results will be published in a Form 8-K filed with the SEC within four business days after the Annual Meeting.
You may obtain a copy of the filed Form 8-K by visiting our website or the SEC’s website, contacting our Investor Relations department by calling 978-663-7598, or writing to Investor Relations, CSP Inc., 43 Manning Road, Billerica, Massachusetts 01821.
What if I have questions about lost stock certificates or I need to change my mailing address?
Stockholders may contact our transfer agent, American Stock Transfer & Trust Company, LLC, by calling the Customer Support Document (800) 937-5449 or writing 6201 15th Avenue, Brooklyn, New York 11219.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members until February 10, 2014, when directors Messrs. Williams and Lyons will be required to retire in compliance with the company's age 75 retirement policy. The Board, upon recommendation of the Nominating Committee, unanimously nominated the five directors listed below for election to the Board at the Annual Meeting. Each of the five nominees currently serves as a member of the Board. Directors elected at the Annual Meeting will be elected to hold office until the 2015 Annual Meeting of stockholders and until their successors are duly elected and qualified.
If you withhold authority to vote with respect to the election of any of our nominees, your shares will not be voted in favor of such nominee’s election. Your shares will be counted for purposes of determining whether there is a quorum.
Nominees for Election
Listed below are the nominees with his or her age, the year he or she was first elected as a director of the Company, his or her business experience, as well as the director’s particular experiences, qualifications, attributes and skills that led our Board to conclude that the director should serve as a member of our Board.

Name and Age	Business Affiliations, Qualifications and Directorships

Victor Dellovo (44)
Director of CSPI since August 2012; President and Chief Executive Officer since August 2012; President of Modcomp’s worldwide operations since October 2010; President of Modcomp’s U.S. operations from October 2005 to September 2010; President of Modcomp’s Systems and Solutions division from June 2003 to September 2005, following Modcomp’s acquisition of Technisource Hardware Inc., a company he co-founded in 1997.

Mr. Dellovo is an industry veteran with more than 16 years of technology industry experience and leadership, as well as comprehensive knowledge of the Company and its operations. Mr. Dellovo led our Modcomp Inc. subsidiary for four years. He was responsible for managing all facets of Modcomp Inc.’s domestic and international business, a role that provided him with insight into our operations and the challenges and opportunities faced by the Company. In addition, his prior positions with Technisource Hardware Inc. as an executive, a co-founder and in various sales and engineering positions have given him a strong knowledge and understanding of the technology industry. Mr. Dellovo’s experience in the industry and in executive management, coupled with his in-depth knowledge of our Company, contributes to his selection as our President and CEO by our Board and facilitates the Board’s strategic and financial planning as well as other critical management functions.

Charles Blackmon (64)
Director of CSPI since July 2013; from 2005 to the present, served as Senior Vice President for Timberland Harvesters, LLC, a company that buys and sells timber and land; from June 2004 to March 2005 served as Chief Financial Officer of Interline Brands Inc., a public company that acts as a direct marketer and distributor of maintenance, repair and operating products including, plumbing, electrical, hardware, HVAC and other related items; from 1994 to 2004 served in various senior management positions, including Chief Financial Officer, for MAGNATRAX Corporation or its predecessor American Buildings Company, a public company specializing in manufacturing products for the construction industry; 1971-1979, in public accounting except for one year; Director of Concurrent Computer Corporation.

Mr. Blackmon has over 40 years of financial management experience and is a certified public accountant. His extensive executive management and financial experience adds invaluable knowledge to our Board. He is Chairman of our Audit Committee, and his expertise in accounting, financial reporting and controls and experience as a chief financial officer of public companies qualifies him as an “audit committee financial expert” under SEC rules and further qualifies him to serve as a member of the Board of Directors.

Robert Bunnett (54)
Director of CSPI since July 2013; Senior Vice President of SM&A, a business advisory services provider, from September 2013 to the present; President of Atlas Consulting, a management consulting firm, from April 2013 to the present; President and founder of Accelerate Inc., a management consulting firm for technology clients, from April 2006 to April 2013; Senior Vice President and served in various positions with SM&A from 1995 to 2006; Senior Manager of Advanced Product Development at Boeing (formerly McDonnell Douglas).

Mr. Bunnett has 30 years of executive management experience in public and private companies. He has extensive experience in the defense department procurement of IT products and services. He provides the Board with in-depth understanding of the U.S. defense procurement markets and assists us with the systems segments and advice on procurement requirements. He is an honest and ethical member of our Board.

C. Shelton James (74)
Director of CSPI since 1994; Chairman of the Board of Directors since August 2012; Principal, C. Shelton James Associates, a business consulting firm, from 1990 to present; President from 1993 until June 1998 and Director from 1993 until February 2000 of Fundamental Management Corporation; Director from December 1994 until March 2000 and Chief Executive Officer from August 1998 to March 1999 of Cyberguard Corp.; Director from August 1998 to July 2002 and Chief Executive Officer from December 2001 to July 2002 of Technisource, Inc.; Chief Executive Officer and Chairman of the Board of Elcotel from May 1991 to February 2000; Director of Concurrent Computer Corporation.  Mr. James is a member of the Company’s Audit Committee. Mr. James was a CPA and worked in public accounting. He was Chief Financial Officer of Systems Engineering Laboratories for over eleven years.

Mr. James’s experience overseeing financial reporting processes, internal accounting and financial controls, as well as managing independent auditor engagements, qualifies him as an “audit committee financial expert” within the meaning of SEC regulations. Mr. James has served on ten boards of public companies and nine audit committees during his career. His extensive executive management experience, in addition to his financial expertise, adds invaluable knowledge to our Board and qualifies him for service as a director of our Company.

Marilyn T. Smith (65)
Director of CSPI since July 2013; Vice President for Information Technology and Chief Information Officer (CIO) for George Mason University, December 2013 to present; Head of Information Services and Technology CIO, Massachusetts Institute of Technology (MIT), 2009 to 2013; President of Life Insurance Co. of the Hanover Insurance Group, and various other management positions from 2000 to 2009; Vice President and CIO for multiple information systems groups within Liberty Mutual Insurance Co. and various positions at John Hancock Financial Services .

Ms. Smith has served in various executive roles for numerous insurance companies and CIO for MIT. Ms. Smith’s operational executive management experience, knowledge and experience at a premier technology educational center brings a unique understanding of the technology markets to the Board and qualifies her for service as a director of our Company.

We believe that the qualifications for serving as a director of CSPI include these: that a nominee demonstrates significant accomplishment in his or her field, together with an ability to make a meaningful contribution to the Board’s oversight of business affairs in our industries. Each director must also have an excellent record and reputation for honesty and ethical conduct in both his or her professional and personal activities. We consider Messrs. Blackmon, Bunnett, Dellovo, James and Ms. Smith to be well qualified to serve as directors of our Company.
The Board’s five director-nominees for election at the Annual Meeting − Charles Blackmon, Victor Dellovo, Robert Bunnett , C. Shelton James and Ms. Marilyn T. Smith − have been recommended to the Board by the Nominating Committee and unanimously nominated.
The Board of Directors unanimously recommends that you affirmatively vote “FOR” the election of each of Ms. Smith and Messrs. Blackmon, Bunnett, Dellovo and James, to serve as a director of the Company.
Unless marked to the contrary, proxies received will be voted “FOR” the election of each of the nominees listed above.

CORPORATE GOVERNANCE
We believe that good corporate governance and fair and ethical business practices are crucial not only to the proper operation of our company, but also to building and maintaining confidence in the integrity, reliability and transparency of the securities markets. We endeavor to stay abreast of the actions taken in the past few years by Congress, the SEC and NASDAQ to improve and enhance corporate governance, and we take our responsibilities in this area very seriously. This section explains some of the things we have done, or are considering, to improve the way we run CSPI.
Independent Directors
Rules and regulations of the SEC and NASDAQ require that a majority of our Board be “independent.” The Board has reviewed those rules and regulations and has determined that Messrs. Blackmon, Bunnett, James and Ms. Smith are independent directors. As required by NASDAQ rules, the independent directors convene regularly scheduled meetings at which only independent directors are present.
Board Leadership Structure and Role in Risk Oversight
The Board believes that separating the positions of Chairman and Chief Executive Officer offers independent Board leadership and objective oversight of management. The Board believes that this separation will give better clarity of leadership and is in the best interests of CSPI and its stockholders at this time. The non-management directors regularly meet alone in executive session at Board meetings.
Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes are adequate and functioning as designed. The Board’s involvement in risk oversight includes receiving regular reports from members of senior management and evaluating areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks.
The Compensation Committee regularly considers the risks associated with our compensation policies and practices for employees, including those related to executive compensation programs. As part of the risk assessment, the Compensation Committee reviewed our compensation programs for certain design features that have been identified as having the potential to encourage excessive risk-taking, such as compensation mix overly weighted toward annual incentives and unreasonable goals or thresholds. The Compensation Committee determined that, for all employees, our compensation programs encourage our employees to take appropriate risks and encourage behaviors that enhance sustainable value creation in furtherance of the Company’s business, but do not encourage excessive risk and accordingly are not reasonably likely to have a material adverse effect on the Company.  The Compensation Committee believes that because we closely link our variable compensation with attaining performance objectives, we are encouraging our employees to make decisions that should result in positive short-term and long-term returns for our business and our stockholders without providing an incentive to take unnecessary risks. The Compensation Committee on an on-going basis reviews our compensation policies and programs to ensure that our compensation programs and risk mitigation strategies continue to discourage imprudent risk-taking activities.
Meetings and Committees of the Board of Directors
Our Board met five times during the fiscal year ended September 30, 2013. In addition, the Audit Committee met five times, the Compensation Committee met once, and the Nominating Committee met once. All members attended all of the meetings of the Board and of the committees of which they were a member.
Policies and Procedures for the Review and Approval of Transactions with Related Parties
Our Board has no formal policies and procedures for the review and approval of transactions with related parties. However, the Audit Committee has the responsibility of reviewing and approving transactions with related parties. In connection with the review of any related party transactions, the Audit Committee considers, among other matters, the nature, timing and duration of the transactions, the relationships of the parties to the transactions, whether the transactions are in the ordinary course of the Company’s business, the dollar value of the transactions and whether the transactions are in the interests of the Company. The Audit Committee did not consider any related party transactions in fiscal year 2013.
Code of Ethics
We have adopted a code of ethics that applies to all of our executive officers, directors and employees, and which is available in the Investor Relations section (under Corporate Governance) of our website at www.cspi.com. A copy of the code of ethics can also be obtained, without charge, by written request to Investor Relations, CSP Inc., 43 Manning Road, Billerica, Massachusetts 01821.
Communications with our Board of Directors
Our stockholders may communicate directly with the members of our Board or the individual chairmen of the standing Board committees by writing directly to those individuals c/o CSP Inc. at the following address: 43 Manning Road, Billerica, Massachusetts 01821. Our policy is to forward, and not intentionally to screen, any mail received at our corporate office for an individual to that individual.
Policy Regarding Board Attendance
It is our policy that all members of the Board attend the Annual Meeting of stockholders in person, although we recognize that our directors occasionally may be unable to attend for personal or professional reasons. We generally hold a meeting of the Board on the same date as the Annual Meeting of stockholders. In 2013, all directors attended the Annual Meeting.
 Director Candidates and Selection Process
Under our by-laws, nominations for election to our Board may be made only by or at the direction of the Board (which has established the Nominating Committee in connection with this process) or by a stockholder who satisfies the substantive and procedural requirements set forth in our by-laws. Candidates nominated by or at the direction of the Board will appear as the Company’s nominees in our proxy materials. An eligible stockholder who complies with our by-laws is able to nominate a candidate for election at our Annual Meeting, and stockholders who are present in person or by proxy at the meeting may vote for such a nominee. However, the Company’s proxy materials are not available for that nominee. That is, any eligible stockholder wishing to nominate a non-Board endorsed candidate for election as a director and solicit proxies for such nominee must prepare and file with the SEC, at his own expense, proxy materials meeting the applicable requirements of law for a proxy contest.
The Nominating Committee believes that the minimum qualifications for serving as one of our directors are that a nominee demonstrate significant accomplishment in his or her field, ability to make a meaningful contribution to the Board’s oversight of our business affairs and have an excellent record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating Committee examines a candidate’s specific knowledge, experience and skills, availability in light of other commitments, potential conflicts of interest and independence from our management and CSPI. Although the Nominating Committee does not have a standalone policy with regard to consideration of diversity in identifying director nominees, it considers diversity in professional background, experience, expertise (including as to financial matters) and perspective (including as to age, gender and ethnicity) with respect to the Board composition as a whole when evaluating a director nominee.
The Nominating Committee may use any number of methods to identify potential nominees, including personal, management, and industry contacts, recruiting firms and, as described above, candidates recommended by stockholders. The Nominating Committee did not engage any third-party recruiting firms to identify nominees in fiscal 2013.

Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the chairman or another member of the Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conduct one or more interviews with the candidate, other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments, and may seek management input on the candidate. The Nominating Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.
The Nominating Committee will consider, for possible Board endorsement, director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information, among other things:

•	the name and address of the stockholder and the class and number of shares of our stock beneficially owned by the stockholder and owned of record by the stockholder; and

•
all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any other applicable statute, rule or regulation.

Article III, Section 4 of our by-laws requires that the stockholder recommendation and information described above must be received by our corporate secretary at our executive offices not less than 90 days prior to the date of our Annual Meeting of stockholders; provided, however, that if the Annual Meeting (or a special meeting in lieu of the Annual Meeting) is to be held on a date prior to such specified date, and if less than 100 days’ notice or prior public disclosure of the date of such annual or special meeting is given or made, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled meeting was mailed or the day on which public disclosure was made of the date of such annual or special meeting. Therefore, the deadline for submission of notice for our 2015 Annual Meeting will be November 12, 2014. Our by-laws contain a number of other substantive and procedural requirements, which should be reviewed by any interested stockholder. This description is qualified in its entirety by the text of our by-laws, to which readers are referred for additional information.

COMMITTEES OF THE BOARD OF DIRECTORS
Audit Committee
Our Audit Committee consists of Messrs. Blackmon (chairman) and James and Ms. Smith. The Board determined that the members of our Audit Committee are not only independent, but also are “financially literate” for purposes of NASDAQ rules (that is, able to read and understand financial statements). In addition, the Board has concluded that each of Messrs. Blackmon and James qualifies as an “audit committee financial expert.” Mr. Blackmon is a CPA and worked in public accounting for eight years. He was chief financial officer of Interline Brands, Inc. from 2004-2005 and MAGNATRAX Corporation from 1994-2004. Mr. Blackmon currently serves on the audit committee of Concurrent Computer Corporation. Mr. James was a CPA and worked in public accounting from 1962 to 1965. He was chief financial officer of Systems Engineering Laboratories in Ft. Lauderdale, Florida from 1969 to 1980, has served on numerous audit committees and currently serves as chairman on the audit committee of Concurrent Computer Corporation.
Our Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements. The Committee acts in an oversight capacity and relies on the work and assurances of both management, which has primary responsibility for our financial statements, and our independent auditors, who are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. Our Audit Committee has adopted a written charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our web site at www.cspi.com. A copy of the charter is also available to stockholders upon request, addressed to CSP Inc., Attn: Corporate Secretary, 43 Manning Road, Billerica, Massachusetts 01821.

Nominating Committee
The members of the Nominating Committee are Messrs. Bunnett (chairman), Blackmon and Ms. Smith each of whom is an independent director. In addition to performing the duties and functions set forth above under “Director Candidates and Selection Process,” the functions of our Nominating Committee include the following:

•	recommend directors to serve on committees of the Board; and

•	advise the Board with respect to matters of Board composition and procedures.
Our Nominating Committee has adopted a written charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our web site at www.cspi.com. A copy of the charter is also available to stockholders upon request, addressed to CSP Inc., Attn: Corporate Secretary, 43 Manning Road, Billerica, Massachusetts 01821.
Compensation Committee
Our Compensation Committee is composed of Ms. Smith (chairman) and Messrs. Bunnett and James, each of whom is an independent director. This Committee is charged with reviewing and approving executive officers’ compensation and administering our stock option plans. The Committee also reviews and recommends the compensation to be paid to directors. For fiscal 2013, compensation consultants had no role in determining or recommending the amount or form of executive or director compensation. NASDAQ rules require that the compensation of the chief executive officer be determined, or recommended to the Board for its determination, by either a majority of independent directors or a wholly independent Compensation Committee. NASDAQ rules prohibit a company’s CEO from being present during voting or deliberations with respect to his compensation. Compensation of all other executive officers is required to be determined in the same manner, except that the CEO is permitted to be present.
Our Compensation Committee has adopted a written charter, a current copy of which is available in the Investor Relations section (under Corporate Governance) of our web site at www.cspi.com. A copy of the charter is also available to stockholders upon request, addressed to CSP Inc., Attn: Corporate Secretary, 43 Manning Road, Billerica, Massachusetts 01821.

2013 COMPENSATION OF NON-EMPLOYEE DIRECTORS
The following table and footnotes provide certain information regarding the fiscal year 2013 compensation of CSPI’s non-employee directors.

Name (a)	Fees Earned or Paid in Cash[1] (b)	Stock Awards[2,3](c)	Total (h)
Charles Blackmon[5,6]	$6,683	$11,088	$17,771
Robert Bunnett[5,6]	$5,980	$11,088	$17,068
Christopher J. Hall[4]	$15,812	$—	$15,812
C. Shelton James	$59,058	$18,065	$77,123
J. David Lyons[5]	$32,282	$18,065	$50,347
Marilyn T. Smith[5,6]	$6,085	$11,088	$17,173
Robert M. Williams[5]	$30,104	$18,065	$48,169
Notes:

1.
Each non-employee director receives (a) a $23,000 annual cash retainer, (b) an additional $552 annual retainer for each Committee membership, (c) a meeting fee of $1,500 per meeting, and (d) out of pocket travel expenses in connection with the meetings. In addition, the Chairman of the Board receives an annual fee of $25,000, the chairman of the Audit Committee receives an annual fee of $4,000 and the chairman of the Compensation Committee receives an annual fee of $2,000.

2.
On May 8, 2013, each non-employee director received an unrestricted stock award of 200 shares of common stock. The price per share was $7.45, the fair market value on the date of grant. These shares cannot be sold for one year from the date of the award. The annual non-discretionary grant of 200 unrestricted shares of stock to non-employee directors, made on the business day after the Company releases second quarter results. The Company will discontinue this award going forward.

3.
On February 13, 2013 each non-employee director received a restricted stock award of 2,500 shares of common stock. The price per share was $6.63, the fair market value on the date of grant. The restricted stock awards vest on February 10, 2014. The restricted stock awards do not reflect compensation actually received by the non-employee directors. Instead, the amounts in the stock awards column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The Compensation Committee approved an increase in the annual restricted stock award to 4,000 shares that will be awarded the day after the earnings announcement for the first quarter of each fiscal year for each non-employee director that will vest the day before the annual meeting.

4. On April 3, 2013 Mr. Hall resigned as a board member.

5.
On July 22, 2013 the Board appointed Messrs. Blackmon, Bunnett and Ms. Smith as directors and expanded the size of the board to seven members until February 10, 2014 when directors Messrs. Williams and Lyons will be required to retire in compliance with the company's age 75 retirement policy.

6.
On July 22, 2013 Messrs. Blackmon, Bunnett and Ms. Smith received a restricted stock award of 1,250 shares of common stock. The price per share was $8.87, the fair market value on the date of grant. The restricted stock awards vest on July 21, 2014. The restricted stock awards do not reflect compensation actually received by the new directors. Instead, the amounts in the stock awards column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

OUR EXECUTIVE OFFICERS
Background Information about Executive Officers
In addition to Mr. Dellovo, we have three other executive officers, who are listed below with information showing their ages and business affiliations.

Name and Age	Business Affiliations
Gary W. Levine (65)	Vice President of Finance and Chief Financial Officer of CSPI since September 1983; Controller of CSPI from May 1983 to September 1983.
William E. Bent, Jr. (58)
Vice President of CSPI and General Manager of MultiComputer Division since July 2000; Vice President of Engineering for MultiComputer Division from October 1999 to July 2000; Director of Engineering for MultiComputer Group from March 1996 to October 1999; Senior Technical Manager of Optronics, an Intergraph Division, from 1989 to March 1996.

Robert A. Stellato (52)	Vice President of Finance and Chief Accounting Officer of CSPI since March 2007; Vice President of Accounting and Human Resources, Wave Systems Corp. from July 2000 through March 2007.

COMPENSATION OF EXECUTIVE OFFICERS
The following table provides certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities for our CEO and our two other highest paid executive officers for the years ended September 30, 2013 and 2012.

2013 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($)[7] (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[10] (h)	All Other Compensation[11] ($) (i)	Total ($) (j)
Victor Dellovo, President and CEO	2013	$350,000	N/A	$160,500[1]	N/A	$367,818[8]	$94,512	$19,855	$992,685
	2012	$303,845	N/A	$34,300[2]	N/A	$225,000[9]	—	—	$563,145
Gary Levine, CFO, Treasurer and Secretary	2013	$179,083	N/A	$21,400[3]	N/A	$110,345[8]	$93,345	$34,590	$438,763
	2012	$178,662	N/A	$13,720[4]	N/A	$ 192,854[9]	$66,421	$37,651	$489,308
William E. Bent Vice President and General Manager MultiComputer Division	2013	$190,608	N/A	$5,350[5]	N/A	$86,573[8]	—	—	$282,531
	2012	$300,226	N/A	$3,430[6]	N/A	$112,106[9]	—	—	$415,762
Notes:

1.
On October 18, 2012, Mr. Dellovo received a restricted stock award of 30,000 shares of common stock. The price per share was $5.35, the fair market value on the date of award. Half of the restricted stock award (15,000) vests over four years from the date of the award. The other 15,000 shares are based on performance. If the Company meets the revenue and earnings plan in each of the three fiscal years beginning with FY 2013 5,000 restricted shares will vested.

2
On January 13, 2012, Mr. Dellovo received a restricted stock award of 10,000 shares of common stock. The price per share was $3.43, the fair market value on the date of award. The restricted stock award vests over four years from the date of the award.

3.
On December 14, 2012, Mr. Levine received a restricted stock award of 4,000 shares of common stock. The price per share was $5.35, the fair market value on the date of award. The restricted stock award vests over four years from the date of the award.

4
On January 13, 2012, Mr. Levine received a restricted stock award of 4,000 shares of common stock. The price per share was $3.85, the fair market value on the date of award. The restricted stock award vests over four years from the date of the award.

5.
On December 14, 2012, Mr. Bent received a restricted stock award of 1,000 shares of common stock. The price per share was $5.35, the fair market value on the date of award. The restricted stock award vests over four years from the date of the award.

6.
On January 13, 2012, Mr. Bent received a restricted stock award of 1,000 shares of common stock. The price per share was $3.43, the fair market value on the date of award. The restricted stock award vests over four years from the date of the award.

7.
Payments are based on achievement of the (i) Company revenues target and (ii) Company earnings before interest and taxes (EBIT) per share target. The net proceeds from officer life insurance were excluded in the earnings calculation. Each named executive officer has a target annual incentive opportunity amount expressed as a percentage of his base salary.

8.
For Mr. Dellovo, Non-Equity Incentive Plan Compensation reflects achievement of approximately 210% of his target bonus of 50% of his base salary in 2013. For Mr. Levine, Non-Equity Incentive Plan Compensation reflects achievement of approximately 210% of his target bonus of 30% of his base salary in 2013. For Mr. Bent, Non-Equity Incentive Plan Compensation reflects achievement of approximately 180% of his target bonus of 30% of his base salary in 2013.

9.
For Mr. Dellovo, Non-Equity Incentive Plan Compensation reflects achievement of approximately 150% of his target bonus of 50% of his base salary in 2012. For Mr. Levine, Non-Equity Incentive Plan Compensation reflects achievement of approximately 367% of his target bonus of 30% of his base salary in 2012. For Mr. Bent, Non-Equity Incentive Plan Compensation reflects achievement of approximately234 % of his target bonus of 30% of his base salary in 2012.

10.
The Company provides to Messrs. Dellovo and Levine a supplemental “death benefit” retirement plan. the benefits of which are vested for Mr. Levine. Upon retirement the plan provides for an annual pay-out of$250,000 and $50,000 in the case of Messrs. Dellovo and Levine, respectively. For more information, see Note 9 to our Consolidated Financial Statements as of and for the years ended September 30, 2013 and 2012, filed with our Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

11.
For Mr. Dellovo, the amount represents $6,731 in employer contributions to Mr. Dellovo’s 401(k) plan for 2013, and $13,124 for the cost of a Company-provided vehicle for 2013. For Mr. Levine, the amount represents $5,250 and $8,051in employer contributions to Mr. Levine’s 401(k) plan for 2013 and 2012, respectively, and $29,340 and $29,600 for a split life insurance policy for Mr. Levine’s benefit in 2013 and 2012, respectively. For Mr. Dellovo in 2012 and Mr. Bent, the amounts of All Other Compensation were less than $10,000 and therefore omitted.

Employment Agreements and Arrangements
In addition to the employment arrangements described in the footnotes to the Summary Compensation Table, we have an employment agreement with Mr. Dellovo dated September 4, 2012, under which Mr. Dellovo became one of our directors and our President and Chief Executive Officer. On November 11, 2013, Mr. Dellovo’s base salary under the agreement was increased to $378,000. Mr. Dellovo is eligible to receive a bonus based on the attainment of certain financial objectives. Mr. Dellovo has received 30,000 restricted shares of the Company’s common stock, of which 15,000 shares vest at a rate of 25% each year, and the remaining 15,000 vest at a rate of 33-1/3% per year if the Company meets or exceeds its planned revenue and earnings before income taxes. In fiscal 2013, the Company met its goal and Mr. Dellovo received 5,000 shares. If the Company is acquired through an asset sale or merger, all of Mr. Dellovo's shares would be fully vested. We also provide Mr. Dellovo with the use of an automobile.
Under his employment agreement, in the event Mr. Dellovo’s employment is terminated other than for cause (as defined), he will be entitled to 12 months of severance pay at his then effective monthly salary. However, as discussed below, Mr. Dellovo’s employment agreement has been supplemented and modified by a change of control agreement with us.
Change of Control Agreements
Mr. Dellovo and Mr. Levine have change of control agreements with the Company executed in September 2012 and January 2008, respectively. Under those agreements, in exchange for the right to severance benefits under the circumstances described in the agreements, each executive agrees that for a period of six months after he leaves the Company he will not solicit customers or employees of the Company, directly or indirectly. In case of either a change of control (as defined, and including a change in the majority of the incumbent directors over a two-year period, except for new directors nominated or selected by a majority of the then incumbent board), or termination of employment without cause (as defined) or termination or an adverse change in status of the executive in anticipation of or as required to accomplish a change of control, the executive will be entitled to:

•	a multiple of his base compensation for the Company’s fiscal year then in effect or, if greater, a multiple of his base compensation for the Company’s previous fiscal year, plus

•
a multiple of his annual target variable compensation bonus for the fiscal year then in effect or, if there is no bonus plan in effect that year, the highest variable compensation bonus paid to the executive in any of the three preceding fiscal years.

For Mr. Dellovo, the payouts are two times base compensation and bonus (with the target compensation equal to 50% of annual base pay). For Mr. Levine, the payouts are one times base compensation and bonus (with the target compensation equal to 30% of annual base pay). To receive payment, the executive must deliver to the Company a satisfactory release of claims.
Following a change of control, Mr. Dellovo and Mr. Levine would be entitled to two years and one year, respectively, of comparable health and welfare benefits, by continuing the executive in the Company’s health and welfare plans, or by payment by the Company of amounts sufficient to purchase equivalent coverage in a lump sum or periodically. The executive’s stock options and restricted stock awards would vest, and the executive would be entitled to exercise stock options and satisfy any tax withholding obligations under restricted stock awards by delivering shares of our common stock to the Company, or having shares of common stock withheld by the Company, in each case at the fair market value of the common stock and sufficient to meet the relevant requirement. In case of voluntary resignation or termination of employment for cause or by reason of death or disability, then no severance payments would be payable to the executive.
As an illustration of the payments available to Mr. Dellovo and Mr. Levine, if there had been a change of control of the Company as of December 1, 2013, then, based on fiscal year 2013 compensation, Mr. Dellovo would have received $1,435,636 under his employment and change of control agreement, plus the value of health and welfare benefits as described above, plus other vested benefits in the form of retirement funds. In addition, the value of Mr. Dellovo’s accelerated stock awards would be $435,325 based on the closing price of our common stock on the NASDAQ Global Market ($8.10) as of the close of trading on November 29, 2013.
Under the same hypothetical circumstances, Mr. Levine would have received $285,345 under his change of control agreement, plus the value of health and welfare benefits, plus other vested benefits in the form of retirement funds. In addition, the value of Mr. Levine’s accelerated stock awards would be $141,750 based on the closing price of our common stock on the NASDAQ Global Market ($8.10) as of the close of trading on November 29, 2013.
These illustrations do not take account of tax effects and are intended only as examples.

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END
The table below shows outstanding equity awards held by our named executive officers as of the fiscal year ended September 30, 2013.

	Option Awards				Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date[1,2] (f)	Grant Date of Shares of Stock That Have Not Vested	Number of Shares of Stock that have not Vested[3] (#) (g)	Market Value of Shares of Stock that have not Vested[4] ($) (h)
Gary Levine	8,000	—	$10.03	12/29/2014	12/15/2009	1,000	$7,070[4]
	4,000	—	$6.50	1/16/2016	12/15/2010	2,000	$14,140[4]
	2,500	—	$9.30	2/20/2017	1/13/2012	3,000	$21,210[4]
	5,000	—	$6.82	12/12/2017	12/14/2012	4,000	$28,280[4]
	5,000	—	$2.99	12/18/2018	—	—	—
Victor Dellovo[5]	5,000	—	$10.03	12/29/2014	12/15/2010	2,500	$17,675[4]
	2,000	—	$6.50	1/16/2016	1/13/2012	7,500	$53,025[4]
	1,000	—	$9.30	2/20/2017	10/18/2012	15,000	$106,050[4]
	2000	—	$6.82	12/12/2017	10/18/2012	15,000	$106,050[5]
	2,000	—	$2.99	12/17/2018	—
William E. Bent	2000	—	$5.25	11/4/2013	12/15/2010	500	$3,535[4]
	5,000	—	$10.03	12/30/2014	1/13/2012	750	$5,303[4]
	2,500	—	$6.50	1/17/2016	12/14/2012	1,000	$7,070[4]
	2.500	—	$9.30	2/21/2017	—	—	—
	5,000	—	$6.82	12/12/2017	—	—	—
	1,000	—	$2.99	12/18/2018	—	—	—
	750	250	$3.85	12/15/2019	—	—	—
Notes:

1.	Options vest for 25% a year for all options.

2.	All options have a 10-year term.

3.	The restricted stock awards vest in equal installments on the first four anniversaries of the grant date except for Mr. Dellovo 10/18/2012 award of 15,000 share of restricted stock. See note 5.

4.
Value is calculated by multiplying the number of restricted stock awards that have not vested by the closing price of our common stock on the NASDAQ Global Market ($7.07) as of the close of trading on September 30, 2013.

5.	The restricted stock awards vest at a rate of 33-1/3% per year if the Company meets or exceeds it planned revenue and earnings before income taxes in for the fiscal year commencing October 1, 2012.

6.
On November 1, 2013, Messrs. Dellovo, Levine and Bent received restricted stock awards of 22,500, 7,500 and 2,500 shares, respectively, at a price equal to the fair market value on the award date.  The awards vest over four years.

PROPOSAL TWO:
APPROVAL AND ADOPTION OF THE CSP INC. 2014 EMPLOYEE STOCK PURCHASE PLAN

The Company’s 2014 Employee Stock Purchase Plan (the “Stock Purchase Plan”), covering up to 250,000 shares of Common Stock, was adopted by the Board of Directors on December 27, 2013. The Stock Purchase Plan and the authorization to issue 250,000 shares thereunder is being submitted to the Company’s stockholders for approval as required by Nasdaq listing rules and by applicable provisions of Section 423 of the Code relating to “employee stock purchase plans” as defined therein. If the Stock Purchase Plan is approved by stockholders, an employee participating in the Stock Purchase Plan will incur no federal income tax liability upon the purchase of shares under the Stock Purchase Plan.

There are reserved for issuance and purchase by employees under the Stock Purchase Plan an aggregate of 250,000 shares of the Company’s common stock, subject to adjustment for stock splits or stock dividends. The share reserve represents approximately7% of our currently outstanding shares of common stock. Shares subject to the Stock Purchase Plan may be shares of the Company’s common stock now or hereafter authorized but unissued.

A copy of the Stock Purchase Plan is attached to this Proxy Statement as Exhibit A.

Reasons for the Stock Purchase Plan
The purpose of the Stock Purchase Plan is to secure for the Company and its stockholders the benefits of the incentives inherent in the ownership of the Company’s capital stock by present and future employees of the Company and its subsidiaries. The Stock Purchase Plan that stockholders are being asked to approve will allow us to make the benefits of the Stock Purchase Plan available to eligible employees, which our Board and management believe can be an important element of the total compensation and benefits we offer, will assist in the retention of our current employees, will help to attract new employees, and will continue to provide our employees with incentives to contribute to our future success by providing them an opportunity to purchase shares of our common stock. The Stock Purchase Plan is intended to strengthen the mutuality of interests between the Company’s stockholders and employees, including non-management employees, by encouraging greater numbers of such persons to acquire and hold shares of the Company’s common stock. Stock purchase plans similar to the Stock Purchase Plan are common and have proven to be an effective method of motivating and retaining employees at all levels. The Company anticipates that participation in the Stock Purchase Plan will benefit the Company and its stockholders through enhanced employee motivation and awareness of the Company’s stock performance.

Summary of the Stock Purchase Plan
The following is a summary of the principal provisions of the Stock Purchase Plan and its operation. This summary is qualified in its entirety by reference to the full text of the Stock Purchase Plan, which is attached as Exhibit A to this Proxy Statement. To the extent that there is a conflict between this summary and the actual terms of the Stock Purchase Plan, the terms of the Stock Purchase Plan will govern.
The Stock Purchase Plan, including the right of participants to make purchases under the Stock Purchase Plan, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Sections 421 and 423 of the Code. The provisions of the Stock Purchase Plan shall accordingly be construed so as to extend and limit participation in a manner consistent with the requirements of those sections of the Internal Revenue Code. The Stock Purchase Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code, and is not subject to the provisions of ERISA. If we offer foreign employees the right to make purchases under the Stock Purchase Plan, we may offer a sub-plan or other option under the Stock Purchase Plan not intended to satisfy Sections 421 and 423 of the Code.
Eligibility
Any of the approximately 167 employees (i.e., all persons employed by the Company and its subsidiaries) of the Company and its subsidiaries at November 30, 2013, and any future employees of the Company and its present and future subsidiaries, if they are eligible employees, may participate under the Stock Purchase Plan except as noted below.

Each of our regular U.S.-based (or our designated European-based) employees who have attained the age of majority as determined by the laws of their state of residence and who have completed at least six months employment and have customary employment of a minimum of 20 hours per week are eligible to participate. Employees who own and/or hold outstanding options to purchase stock, or who would own immediately after a grant under the Stock Purchase Plan, five percent or more of the Company’s voting stock are not eligible to participate in the Stock Purchase Plan. Additionally, no employee may be granted an option under the Stock Purchase Plan that would entitle such employee to acquire common stock with a fair market value in excess of $25,000 (determined at the time such option is granted) in any calendar year.

Commencement, Termination and Modification
Subject to stockholder approval at the Annual Meeting, the Stock Purchase Plan will become effective and the first offering period will commence as of February 1, 2014. Stockholder approval is required to obtain the benefits mentioned above for participating employees. Each offering period will be six months long.

The Stock Purchase Plan and all rights of employees under the Stock Purchase Plan will terminate (a) on the investment date that participating employees would, but the limitation set forth below, become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase or (b) at the discretion of the Board of Directors, at any time before that. If the Stock Purchase Plan terminates because participating employees have become entitled to purchase more shares than are available for purchase, reserved shares remaining available for purchase as of the termination date will be issued to participating employees on a pro rata basis, and any excess funds thereafter reaming in employees’ accounts will be refunded. The Plan shall continue in effect for ten (10) years following the date of stockholder approval, unless terminated earlier by the Board or the Committee.

The Board of Directors may amend the Stock Purchase Plan in any respect, except that the Stock Purchase Plan may not be amended in any way that will cause rights issued under it to fail to meet the requirements for an employee stock purchase plan as defined in Section 423 of the Internal Revenue Code, which, among other things, requires stockholder approval for an increase in the number of shares issued under the Stock Purchase Plan except pursuant to the anti-dilution provisions of the Stock Purchase Plan. In addition, no amendment may make any change which would adversely affect the rights of any participant in the Stock Purchase Plan with respect to offering period under the Stock Purchase Plan that has already commenced.

The Board of Directors may terminate the Stock Purchase Plan at any time. No such termination may affect the rights of a participant in the Stock Purchase Plan with respect to an offering period under the Stock Purchase Plan that has already commenced except that the Stock Purchase Plan and such rights may be terminated (and payroll deductions returned) without regard to the rights of a participant in the Stock Purchase Plan if the stockholders do not approve the Stock Purchase Plan. Without stockholder approval, current federal tax law provides the discount from the fair market value of the stock will be treated as taxable compensation in the year of purchase by the participating associate, thus negating the advantageous federal tax treatment the Stock Purchase Plan is expected to provide to employees.

Administration
The Stock Purchase Plan is administered, at the Company’s expense, by the Compensation Committee of the Board of Directors. The Committee may request advice or assistance and employ or direct any other persons necessary for the proper administration of the Stock Purchase Plan. Subject to the express provisions of the Stock Purchase Plan, the Committee has the authority to interpret the Stock Purchase Plan, to prescribe, amend and rescind rules and regulations relating to the Stock Purchase Plan, and to make all other determination necessary or advisable in administering the Stock Purchase Plan, all of which determinations will be final and binding upon all persons, unless otherwise determined by the Boards of Directors.

Purchase Price and Method of Purchase
Participating employees will authorize the Company or subsidiary employer to make payroll deductions, not exceeding 15% of the salary or wages during the prior 12-month period, divided by the number of pay periods in the following twelve months. The payroll deductions will be used to purchase shares of stock at the end of each offering period, as determined by the Committee, at a price equal to the “applicable percentage” as defined in the Stock Purchase Plan (not less than 85% and not more than 95% as determined each year by the Board) multiplied by the lesser of the closing price per share of the common stock on the NASDAQ on the commencement and termination dates of such offering period. The initial applicable percentage is 95%. The Company will maintain an investment account for each participating employee, and will issue periodic reports to the employee of his or her stockholders, although the Stock Purchase Plan does not expressly require such reports to be issued. Participating employees will not pay any brokerage or similar commission in connection with the purchase of stock under the Stock Purchase Plan.

As of December 27, 2013, no shares had been issued under the Stock Purchase Plan. Based on the closing price per share of the Company’s common stock as reported by NASDAQ on that date, the total market value of the 250,000 shares issuable under the Stock Purchase Plan was $ 2,032,500.

If the Stock Purchase Plan is approved by the stockholders, the Company intends to file a registration statement under the Securities Act of 1933 covering the 250,000 shares thus authorized.

Withdrawal
Generally, a participant may withdraw all but not less than all of his or her contributions from an offering period at any time by written or electronic notice without affecting his or her eligibility to participate in future offering periods. Once a participant withdraws from a particular offering period, however, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must deliver a new subscription agreement to us.

Termination
Upon termination of a participant’s employment for any reason, including disability or death, he or she will be deemed to have elected to withdraw from the Stock Purchase Plan and the contributions credited to the participant’s account (to the extent not used to make a purchase of our common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Stock Purchase Plan, and such participant’s right to purchase shares under the Stock Purchase Plan will automatically be terminated.

Changes in Capitalization
In the event that any dividend, subdivision, combination, repurchase, or other reclassifications of our common stock, or other change in our corporate structure affecting our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Stock Purchase Plan, then the Board or the Compensation Committee will adjust the number and class of common stock that may be delivered under the Stock Purchase Plan, the purchase price per share, the number of shares of common stock covered by each right to purchase shares under the Stock Purchase Plan that has not yet been exercised, and the maximum number of shares a participant can purchase during an offering period.

Merger or Consolidation
In the event of a merger or consolidation, each right to purchase shares under the Stock Purchase Plan will be assumed or an equivalent right to purchase shares will be substituted by the successor corporation or a parent or subsidiary of such successor corporation. In the event the successor corporation refuses to assume or substitute for the options, the Board or the Compensation Committee will shorten the offering period with respect to which such option relates by setting a new exercise date on which such offering period will end. The new exercise date will be prior to the merger or change in control. If the Board or the Compensation Committee shortens any offering periods then in progress, the Board or Compensation Committee will notify each participant in writing, prior to the new exercise date, that the exercise date has been changed to the new exercise date and that the right to purchase shares under the Share Purchase Plan will be exercised automatically on the new exercise date, unless the participant has already withdrawn from the offering period.

Amendment or Termination
The Board or the Committee may at any time terminate or amend the Stock Purchase Plan in any respect, except that any amendment to increase the aggregate number of shares reserved under the Stock Purchase Plan shall require approval of the stockholders of the Company. The Board or the Committee may, at any time, terminate the Stock Purchase Plan and refund (without interest) amounts in a participant’s accounts or shorten any ongoing or future offering period.
Certain Federal Income Tax Information
The following brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Stock Purchase Plan does not purport to be complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.
The Stock Purchase Plan, and the right of U.S. participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Stock Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) the difference between the purchase price of the shares and the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We are generally not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND CSP UNDER THE STOCK PURCHASE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES

NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
The Board of Directors unanimously recommends that you affirmatively vote “FOR” Proposal Two, the proposal to approve and adopt the CSP Inc. 2014 Employee Stock Purchase Plan described in this Proxy Statement.
Unless marked to the contrary, proxies received will be voted “FOR” Proposal Two.

PROPOSAL THREE:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.
Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual corporate goals that are intended to enhance stockholder value.
The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We note that we have a number of compensation practices that reflect our awareness of the need to align compensation and stockholder value, including the following:

•
A large proportion of the total compensation paid to our named executive officers in fiscal year 2013 consisted of non-equity incentive plan compensation tied to the achievement of Company and individual performance goals (in the case of Mr. Dellovo, 37%; Mr. Levine, 25%; and Mr. Bent, 31%).

•	We have no agreements that provide tax gross-ups for any of our executive officers.

•	In fiscal year 2013, our executive team successfully managed the Company after the untimely death of our President in August 2012.

•	For the fiscal year ending September 30, 2013, we grew our revenues by 3%, while our net income was $368,000.

•	We paid out about $1.4 million in dividends during the fiscal year.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described pursuant to applicable SEC rules in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”
Our Board of Directors and Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The Board of Directors unanimously recommends an affirmative vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.
Unless marked to the contrary, proxies received will be voted “FOR” Proposal Three.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Our only issued and outstanding class of voting securities is our common stock. Holders of common stock are entitled to one vote per share of such stock held by them of record at the close of business on December 18, 2013 upon each matter which may come before the Annual Meeting. At the close of business on December 18, 2013, there were 3,573,751 shares of common stock issued and outstanding.
Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders
The following table sets forth certain information as of December 18, 2013 regarding each person known by us to own beneficially more than 5% of our common stock, each director and nominee for director of the Company, each executive officer named in the Summary Compensation Table, and all directors and executive officers of the Company as a group.

Name	Shares Beneficially Owned (1)	Percent of Class (2)
Dimensional Fund Advisors LP	291,473	(3)	7.9%
6300 Bee Cave Road, Building One
Austin, TX 78746
Wedbush, Inc.	153,440	(4)	4.2%
1000 Wilshire Boulevard, Suite 1140
Los Angeles, CA 90017
Julian Demora	223,414	(5)	6.1%
826 Polk Street
Hollywood, FL 32019
Ariel Investments, LLC	198,232	(6)	5.4%
200 E. Randolph Drive, Suite 2900
Chicago, IL 60601
Victor Dellovo*	134,658	(7)	3.7%
C. Shelton James*	18,902	(8)	**
J. David Lyons	14,900	(9)	**
Robert M. Williams	12,600	(10)	**
Gary W. Levine	58,639	(11)	1.6%
William Bent	25,267	(12)	**
Robert A. Stellato	14,000	(13)	**
Charles Blackmon*	1,250	(14)	**
Robert Bunnett*	1,250	(14)	**
Marilyn Smith*	1,250	(14)	**
All directors and executive officers as a group (10 persons)	278,966	(15)	7.6%

*	Nominee for Director

**	Owns less than one percent

(1)
Except as otherwise noted, all persons and entities have sole voting and investment power over their shares. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days of the date of this proxy statement.

(2)	Computed pursuant to Rule 13d-3 under the Exchange Act.

(3)
Dimensional Fund Advisors LP furnished us with a report on Schedule 13G/A filed on February 8, 2013 in which Dimensional has advised us that it is a registered investment advisor or manager for four investment companies (Funds) registered under the Investment Company Act of 1940 and in its role as advisor has sole voting power with respect to 291,476 shares of our common stock. Dimensional states in the filing that it disclaims beneficial ownership of such securities and all securities are owned by the Funds.

(4)
Wedbush, Inc. (“WI”), Edward W. Wedbush (“Mr. Wedbush”), Wedbush Opportunity Capital, LLC (“WOC”), and Wedbush Opportunity Partners, LP (“WOP”) furnished us with a report on Schedule 13G/A filed on February 10, 2013 in which WI, Mr. Wedbush, WOC and WOP share voting and dispositive power with respect to shares of our common stock. Mr. Wedbush is the Chairman of WI, and owns a majority of the outstanding shares of WI. WI owns a majority of WOC, and WOC is the general partner and acts as the investment manager for WOP. Accordingly, Mr. Wedbush may be deemed the beneficial owner of the shares of our common stock owned by WI. However, Mr. Wedbush disclaims beneficial ownership of such securities.

(5)	Julian Demora filed a Form 4 on February 8, 2013 with the SEC and he reporting he was the beneficially owner of 223,414 shares.

(6)
Ariel Investments, LLC furnished us with a report on Schedule 13G filed on July 31, 2013 in which Ariel has advised us that it is a registered investment advisor in accordance with section 240.13d-1(b) (1) (ii)(E) and that it has sole voting power with respect to 181,887 shares of our common stock and sole dispositive power with respect to 198,232 shares of our common stock.

(7)	Includes 122,658 shares owned by Mr. Dellovo and 12,000 shares obtainable upon exercise of stock options.

(8)	Represents 18,742 shares owned by Mr. James and includes 160 shares owned by Mr. James’ wife. However, Mr. James disclaims beneficial ownership of these shares.

(9)	Represents 14,900 shares owned by Mr. Lyons.

(10)	Represents 12,600 shares owned by Mr. Williams.

(11)	Includes 34,139 shares owned by Mr. Levine and 24,500 shares obtainable upon exercise of stock options.

(12)	Includes 8,267 shares owned by Mr. Bent and 17,000 shares obtainable upon exercise of stock options.

(13)	Includes 9,000 shares owned by Mr. Stellato and 5,000 shares obtainable upon exercise of stock options.

(14)	Represents 1,250 shares owned.

(15)	Includes 58,500 shares obtainable upon exercise of stock options.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than 10% of a registered class of our equity securities (our common stock) to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely upon a review of Forms 3, 4, 5 and amendments thereto furnished to the Company during fiscal 2013, or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were fulfilled in a timely manner, except for the following: (i) Mr. Hall omitted to file a Form 4 with respect to a restricted stock award of 2,500 shares on February 10, 2013.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Audit Committee Report
The following report of the Audit Committee should not be deemed to be “soliciting material” or to be “filed” with the SEC, nor should this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such a filing.
The Audit Committee believes that a candid, substantive and focused dialogue with the independent auditors is fundamental to the Committee’s oversight responsibilities. In support of this view, our Committee periodically meets separately with the independent auditors, without management present. In the course of its discussion in these meetings, the Committee addresses a number of questions intended to bring to light any area of potential concern related to our financial reporting and internal controls. These questions include:

•
Whether there were any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements.

•
Whether the auditors have concluded that, based on the auditors’ experience and their knowledge of CSPI, our financial statements fairly present to the investor, with clarity and completeness, our financial position and performance for each reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements.

•	Whether the auditors have concluded that, based on their experience and knowledge of CSPI, we have implemented internal controls and internal audit procedures that are appropriate for us.
The Audit Committee recommended the engagement of McGladrey and Pullen, LLP (McGladrey) as our independent auditors for fiscal year 2013 and reviewed with the independent auditors their respective overall audit scope and plans. In reaching its recommendation, the Committee considered the qualifications of McGladrey and discussed with McGladrey their independence, including a review of any and all audit and non-audit services provided by them to us. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and by the Sarbanes-Oxley Act of 2002. The Committee received and discussed with the independent auditors their written report required by the Independence Standards Board Standard No. 1, PCAOB Independence Rules 3526, Communications with Audit Committees Concerning Independence.
Management has reviewed the audited financial statements for fiscal year 2013 with the Audit Committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent auditors to help give the Committee comfort in connection with its review.
In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 for filing with the SEC, and our Board has accepted this recommendation.

AUDIT COMMITTEE
Charles Blackmon, Chairman
C. Shelton James
Marilyn T. Smith

Our Independent Registered Public Accounting Firm
The Audit Committee selected McGladrey and Pullen LLP (McGladrey) as our principal accountants for fiscal year 2013. Representatives from McGladrey are expected to be available for the Annual Meeting, to have the opportunity to make a statement if they wish to do so, and to respond to appropriate questions.
The McGladrey report dated December 24, 2013 on the financial statements of the Company as of and for the fiscal year ended September 30, 2013 did not contain an adverse opinion or a disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles.
The Audit Committee has selected McGladrey as our principal accountants for fiscal year 2014.
Fees for Professional Services
The following is a summary of the fees billed to us by McGladrey for professional services for the fiscal years ended September 30, 2013 and 2012:

Fee Category	Fiscal 2013 Fees	Fiscal 2012 Fees
Audit Fees	$396,500	$412,000
Audit-Related Fees	—	—
Tax Fees	—	3,233
All Other Fees	—	—
Total Fees	$396,500	$415,233
Audit fees: Audit fees represent fees for professional services performed by our independent auditor for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-related fees:  Audit-related fees represent fees for assurance and related attestation services performed by our independent auditor that are reasonably related to the performance of the audit or review of our financial statements.
Tax fees: Tax fees represent fees billed for professional services performed by our independent auditor with respect to corporate tax compliance, tax advice and tax planning.
All other fees:  All other fees represent fees billed for products and services provided by our independent auditor, other than those disclosed above.
Pre-Approval Policies and Procedures
At present, the Audit Committee approves each engagement for audit and non-audit services before we engage our accountants to provide those services.
The Audit Committee has not established any pre-approval policies or procedures that would allow our management to engage our accountants to provide any specified services with only an obligation to notify the Audit Committee of the engagement for those services.
Whistleblower Procedures
Pursuant to our Code of Ethics, the Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

PROPOSAL FOUR:
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS
McGladrey & Pullen, LLP currently serves as the Company’s independent auditors, and that firm conducted the audit of the Company’s financial statements for fiscal year 2013. The Audit Committee has appointed McGladrey & Pullen, LLP to serve as our independent auditors to conduct an audit of the Company’s financial statements for fiscal year 2013.
Selection of the Company’s independent auditors is not required to be submitted to a vote of the stockholders of the Company for ratification. However, the Board of Directors is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to vote in favor of the selection, the Audit Committee will reconsider whether to retain McGladrey & Pullen, LLP and may retain that firm or another without re-submitting the matter to the Company’s stockholders. Even if stockholders vote in favor of the appointment, on an advisory basis, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.
Representatives of McGladrey & Pullen, LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The Board of Directors unanimously recommends an affirmative vote “FOR” ratification of McGladrey & Pullen, LLP as our independent auditors for fiscal year 2014.
Unless marked to the contrary, proxies received will be voted “FOR” Proposal Four.

OTHER MATTERS
Other Business
We do not know of any other matter that may properly come before the Annual Meeting.
Stockholder Proposals for 2015 Annual Meeting
In order for a proposal of one of our stockholders to be considered for inclusion in our proxy statement and proxy card for our 2015 Annual Meeting of Stockholders, the proposal must comply with SEC Rule 14a-8 and any other applicable rules and must be submitted to our corporate secretary at our executive offices located at 43 Manning Road, Billerica, Massachusetts 01821 at least 120 days prior to the anniversary date of this proxy statement. This proxy statement is dated January 3, 2014, so the date by which proposals must be received under Rule 14a-8 will be September 5, 2014.
Article II, Section 5 of our by-laws requires that a stockholder who wishes to bring an item of business before the Annual Meeting of stockholders, even if the item cannot be included in our proxy statement because Rule 14a-8 is not available, must provide written notice of such item of business to our corporate secretary at our executive offices not less than 90 days prior to the date of our Annual Meeting of stockholders; provided, however, that if the Annual Meeting (or a special meeting in lieu of the Annual Meeting) is to be held on a date prior to such specified date, and if less than 100 days’ notice or prior public disclosure of the date of such annual or special meeting is given or made, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled meeting was mailed or the day on which public disclosure was made of the date of such annual or special meeting. Therefore, the deadline for submission of notice will be November 12, 2014. Our by-laws contain a number of other substantive and procedural requirements, which should be reviewed by any interested stockholder. This description is qualified in its entirety by the text of our by-laws, to which readers are referred for additional information. For information about nominations of director candidates by stockholders, see “Corporate Governance – Director Candidates and Selection Process” elsewhere in this proxy statement.
SOLICITATION
No person is paying compensation in connection with this solicitation of proxies. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of our common stock. In addition to the solicitation by mail, special solicitation of proxies may, in certain circumstances, be made personally or by telephone by directors, officers and certain of our employees, or by American Stock Transfer & Trust Co., our transfer agent. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by CSP.
* * * *

EXHIBIT A
CSP INC.

2014 EMPLOYEE STOCK PURCHASE PLAN

1.    Purpose

The CSP Inc. 2014 Employee Stock Purchase Plan is intended to provide a method whereby employees of the Company will have an opportunity to acquire an ownership interest (or increase an existing ownership interest) in the Company through the purchase of shares of the Stock of the Company. It is the intention of the Company that the Plan qualifies as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.    Definitions

(a)    “Board” shall mean the Board of Directors of the Company.
(b)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(c)    “Committee” shall mean the Compensation Committee of the Board.
(d)    “Company” shall mean CSP Inc.

(e)
“Compensation” shall mean the base salary of an Employee reportable on Form W-2, including an Employee’s portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable from income pursuant to Section 125 of the Code.

(f)	“Designated Subsidiary” shall mean any Subsidiary of the Company that is not organized under the laws of the United States and has been designated by the Committee to participate in the Plan.

(g)	“Employee” shall mean any person who is customarily employed at least 20 hours per week and more than five months in a calendar year by the Company or any Subsidiary of the Company.

(h)	“Exercise Date” shall mean the last Trading Date of each Offering Period, unless determined otherwise by the Committee.

(i)
“Fair Market Value” on any given date shall mean the closing price per share of the Stock on such date as reported by such registered national securities exchange on which the Stock is listed; provided, that, if there is no trading on such date, Fair Market Value shall be deemed to be the closing price per share on the last preceding date on which the Stock was traded. If the Stock is not listed on any registered national securities exchange, the Fair Market Value of the Stock shall be determined in good faith by the Committee.

(j)
“Offering Period” shall mean a period of approximately six months beginning on an Offering Commencement Date and ending on the Exercise Date for such period, or such other period as determined by the Committee.

(k)	“Offering Commencement Date” shall mean the first Trading Date of each Offering Period, unless determined otherwise by the Committee.
(l)    “Option Price” shall mean the purchase price of a share of Stock hereunder as provided in Section 7(b) hereof.

(m)	“Participant” shall mean, with respect to any offering conducted pursuant to the Plan, an eligible Employee who elects to participate in that offering in the manner specified in Section 5.
(n)    “Plan” shall mean the CSP Inc. 2014 Employee Stock Purchase Plan.
(o)    “Stock” shall mean the common stock, $0.01 par value per share, of the Company

(p)	“Subsidiary” shall mean any present or future corporation which is or would constitute a “subsidiary corporation” as that term is defined in Section 425 of the Code.
(q)    “Trading Date” shall mean a date on which national stock exchanges are open for trading.

(r)
“Applicable Percentage” shall mean a percentage, expressed as a whole number, equal to not less than 85 percent and not more than 95 percent, as determined annually by the Board prior to the Offering Period that commences on or after February 1 in each year; provided, that the initial Applicable Percentage is 95 percent, and provided further, that if the Board fails to make such a determination in any year, then the Applicable Percentage shall continue to be the percentage last determined by the Board.

3.    Eligibility

(a) Any Employee (as defined in Section 2(g)) shall be eligible to participate in the Plan on the first Offering Commencement Date following the commencement of employment. Notwithstanding the foregoing, no Employee shall be granted an option under the Plan: (i) if, immediately after the grant, such employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary; for purposes of this Section the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee; or (ii) to the extent that such participant’s rights to purchase stock under all Section 423 employee stock purchase plans of the Company and any Subsidiary accrues at a rate which exceeds $25,000 worth of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

(b) Notwithstanding anything herein to the contrary, the Committee may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Committee determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code. Such special rules may include (by way of example, but not by way of limitation) the establishment of a method for employees of a given Designated Subsidiary to fund the purchase of shares other than by payroll deduction, if the payroll deduction method is prohibited by local law or is otherwise impracticable. Any special rules established pursuant to this Section shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other participants in the Plan. The Committee may also adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of the number of shares of Common Stock approved and reserved for use under the Plan, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

4.    Offering Periods

The Plan shall have Offering Periods commencing on or after February 1 and August 1 each year, or on such other dates as the Committee shall determine.

5.    Participation

An eligible Employee may become a Participant in any offering conducted under the Plan by completing a payroll deduction authorization form provided by the Company and filing it with the office of the Company's payroll office ten days prior to each applicable Offering Commencement Date. Participation in any one or more of the offerings under the Plan shall neither limit, nor require, participation in any other offering.

6.    Payroll Deductions

(a) At the time a Participant files his or her authorization for a payroll deduction, he or she shall elect to have payroll deductions made on each payday during any Offering Period in which he or she is a Participant at a specified percentage of Compensation, expressed as a whole number percentage, not to exceed 15 percent.

(b) Payroll deductions for a Participant shall commence with respect to the first Offering Period for which his or her authorization for a payroll deduction becomes effective. Such authorization shall remain in effect for subsequent Offering Periods, unless the Participant notifies the Company in writing to the contrary or withdraws from an Offering Period pursuant to Section 10(a) below.

(c) All payroll deductions made for a Participant shall be credited to his or her account under the Plan. A Participant may not make any separate cash payment into such account.

(d) A Participant may not increase or otherwise change his or her deduction percentage during an Offering Period. However, a Participant may change the deduction percentage for any subsequent Offering Period by filing notice thereof with the Company prior to the Offering Commencement Date of such period. A Participant may withdraw from the Plan at any time during the applicable Offering Period.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3 hereof, a Participant’s payroll deductions may be decreased to zero percent at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant’s payroll deduction authorization at the beginning of the next Offering Period for which participation would be permissible under Section 423(b)(8) of the Code and Section 3 hereof, unless terminated by the Participant as provided in Section 10 hereof.

7.    Grant of Option

(a) On the Exercise Date of each Offering Period, a Participant shall be deemed to have been granted an option (an “Option”) to purchase a maximum number of shares of Stock equal to the lower of (a) a number of shares of Stock determined by dividing the sum of (i) the payroll deductions that have been withheld for the account of the Participant during the applicable Offering Period plus (ii) any amounts in the Participant’s account on the Offering Commencement Date that have been carried forward from prior Offerings pursuant to Section 8(b) hereof by the Option Price (as defined herein), or (b) such maximum number of shares as shall have been established by the Committee in advance of the Offering Period; provided, however, that such Option shall be subject to the limitations set forth in Section 3 above.

(b) The purchase price for each share purchased under each Option (the “Option Price”) will be the Applicable Percentage as defined in Section 2(r) hereof multiplied by the Fair Market Value of the Stock on the Offering Commencement Date or the Exercise Date, whichever is less.

8.    Exercise of Option

(a) Unless a Participant withdraws from the Offering Period pursuant to Section 10(a), his or her option for the purchase of Stock with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the Exercise Date applicable to such Offering Period for the purchase of the number of whole shares of Stock which the accumulated payroll deductions in his or her account at that time will purchase at the applicable Option Price (but not in excess of the number of shares for which options have been granted to the employee pursuant to Section 7(a) hereof), and any excess in his or her account at that time will be returned to the Participant, except as set forth in Section 8(b) below.

(b) Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares shall be automatically carried forward to the next Offering Period unless the Participant elects, by written notice to the Company, to have the excess cash returned to him or her.

9.    Delivery

As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange for the delivery to each Participant, as appropriate, of a certificate representing the shares purchased upon exercise.

10.    Withdrawal

(a) Prior to the Exercise Date for an Offering Period, a Participant may withdraw all but not less than all of the payroll deductions credited to his or her account under the Plan for such Offering Period by giving written notice to the Company. All of the Participant's payroll deductions credited to such account will be paid to him or her promptly after receipt of notice of withdrawal, without interest, and no further payroll deductions shall be made for such Offering Period.

(b) If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the Participant delivers to the Company a new payroll deduction authorization.

(c) A Participant's election not to participate in, or to withdraw from, any Offering Period will not have any effect upon such Participant’s eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

11.    Termination of Employment

Upon a Participant’s ceasing to be an Employee, for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s account during the Offering Period but not yet used to exercise the option shall be returned to such Participant, or, in the case of his or her death, to the person or persons entitled thereto under Section 15 below.

12.    Interest

No interest shall accrue or be paid on the payroll deductions of a Participant in the Plan.

13.    Stock

(a) The maximum number of shares of Stock available for issuance and purchase by employees under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, shall be 250,000 shares.

(b) If the total number of shares for which options are exercised on any Exercise Date exceeds the maximum number of shares for the applicable Offering, the Company shall make a pro rata allocation of the shares available for delivery and distribution in an equitable manner, and the balances of payroll deductions credited to the account of each Participant under the Plan shall be returned to the Participant.

(c) The Participant will have no interest in stock covered by his or her option until such option has been exercised.

14.    Administration

The Plan shall be administered by the Committee. The interpretation and construction of any provision of the Plan and adoption of rules and regulations for administering the Plan shall be made by the Committee. Determinations made by the Committee with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all Participants, their heirs or legal representatives.

15.    Designation of Beneficiary

A Participant may file with the Company a written designation of a beneficiary who is to receive any Stock and/or cash under the Plan in the event of the Participant’s death whether subsequent to an Exercise Date on which the option is exercised but prior to the issuance of shares, or in the event of a Participant’s death prior to exercise of an option. Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver any such Stock and/or cash to the executor or administrator of the estate of the Participant.

16.    Transferability

Neither payroll deductions credited to a Participant's account nor any rights with regard to the exercise of an option or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect.

17.    Use of Funds

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.    Effect of Changes in Stock

If the Company shall subdivide, combine or otherwise reclassify the Stock which has been or may be optioned under this Plan, or shall declare thereon any dividend payable in shares of such Stock, or shall take any other action of a similar nature affecting such Stock, then the number and class of shares of Stock which may thereafter be optioned (in the aggregate and to any Participant) shall be adjusted accordingly and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the Option Price per share shall be adjusted to such extent as shall be determined by the Committee, with the approval of independent public accountants and counsel, to be necessary to preserve the rights of the holder of such option.

19.    Merger or Consolidation

In the event of a sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Offering Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”) which shall be prior to the date of the proposed sale or merger. The Company shall notify each Participant, in writing, at least five days prior to the New Exercise Date, (i) that the Exercise Date has been changed to the New Exercise Date, and (ii) that the Participant’s option shall be exercised automatically on the New Exercise Date unless the Participant withdraws from the Offering Period, pursuant to Section 10(a), prior to the New Exercise Date.

20.    Amendment or Termination

The Board or the Committee may at any time terminate or amend the Plan in any respect, except that any amendment to increase the aggregate number of shares reserved under the Plan (except pursuant to Section 18) shall require approval of the shareholders of the Company. Without limiting the foregoing, the Board or the Committee may, at any time, terminate the Plan and refund (without interest) amounts in Participants’ accounts or shorten any ongoing or future Offering Period.

21.    No Right to Employment

Neither eligibility to participate in nor participation in the Plan shall be deemed to create any right of continued employment or in any way affect the right of the Company or a Subsidiary to terminate employment of any Employee.

22.    Notices

All notices or other communications by a Participant to the Company pursuant to the Plan shall be made on forms prescribed by the Committee and shall be effective only when received by the Company.

23.    Effective Date and Term of Plan

The Plan shall become effective when approved by the shareholders of the Company. The Plan shall continue in effect for ten (10) years following the date of such approval, unless terminated earlier by the Board or the Committee.

24.    Conditions upon Issuance of Shares

Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of shares pursuant thereto shall comply with all applicable federal, state and foreign laws, rules and regulations, and the requirements of any stock exchange upon which the shares may then be listed.

25.    Governing Law

The Plan shall be governed by, and construed and enforced in accordance with, the laws of The Commonwealth of Massachusetts and any applicable provisions of the Code.

* * * *

VOTE BY INTERNET – www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

CSP INC. ATTN: GARY W. LEVINE 43 MANNING RD BILLERICA, MA 01821
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – [1-800-680-6803]
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Victor Dellovo 02 Charles Blackmon 03 Robert Bunnett 04 C. Shelton James 05 Marilyn T. Smith	For All ☐	Withold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR the following proposal: 2. To approve the 2014 Employee Stock Purchase Plan				For ☐	Against ☐	Abstain ☐
The Board of Directors recommends you vote FOR the following proposal: 3. Advisory resolution to approve the compensation paid to the Company’s named executive officers.				For ☐	Against ☐	Abstain ☐
The Board of Directors recommends you vote FOR the following proposal: 4. The ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors for fiscal 2014				For ☐	Against ☐	Abstain ☐
NOTE: In their discretion, the persons named as proxies may vote on such other business as may properly come before the meeting or any adjournment thereof.
For address change, mark here. ☐ (see reverse for instructions)
Please indicate if you plan to attend this meeting Yes No ☐ ☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com
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CSP INC.
Annual Meeting of Stockholders
February 11, 2014 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Victor Dellovo and Gary Levine, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CSP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM EST on February 11, 2014, at our MODCOMP Inc. office, 1500 S. Powerline Road, Deerfield Beach, Florida 33442, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change:

____________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________
(if you noted any Address Change above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side